Amendment No. 5 to the Worthington Industries, Inc.

Deferred Profit Sharing Plan, as Amended and Restated

WHEREAS, Worthington Industries, Inc. (the “Company”) is the sponsor of the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of participating affiliates;

WHEREAS, the Plan has most recently been amended and restated effective on and after January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan regarding the definition of compensation; to provide for changes regarding hardship distributions; and to conform to the disability claims regulation.

NOW, THEREFORE, the Plan is hereby amended as follows.

1.
Effective July 1, 2018, the definition of “Compensation” in Section 25 is hereby amended by deleting it in its entirety and by replacing it with the following:

“Compensation" means as follows:

For purposes of a Participant's first Plan Year of eligibility, only Compensation paid to the Participant while an employee and after the first day of the applicable contribution could be allocated to such person after meeting the eligibility requirements set forth in Section 1.1 will be considered for purposes of determining contributions to the Plan.

Effective on and after January 1, 2003, notwithstanding anything in the Plan to the contrary, for the purpose of Sections 3, 8.1 and 8.2, Compensation shall only include a Participant's base pay, any profit sharing or bonus payment includable into taxable income in the year paid, overtime and commissions. In addition, a Participant's Choices 401(k) Contributions shall apply for the purpose of Section 8.2 (allocation of Matching Contributions).

With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, a 401(k) Contribution or Roth 401(k) Contribution cannot be made with respect to amounts that are not treated as compensation under Section 9.1. With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, Compensation shall not include amounts otherwise includible in the definition of Compensation which are not paid to the Participant by the later of 2 1/2 months after "severance from employment" [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Employer or Related Employer, or the end of the Limitation Year that includes the date of severance from employment from the Employer or Related Employer. Notwithstanding the foregoing, Compensation shall in no event include severance payments paid after a Participant's severance from employment.

Effective as of the commencement of business on September 3, 2013, Compensation shall also include amounts paid as differential wage payments. For this purpose, differential wage payment means any payment which an Employer makes to an individual with respect to any period during which the individual is performing Qualified Military Service while on active duty for a period of more than 30 days and represents all or a portion of the wages the individual would have received from the Employer if the individual were performing service for the Employer.

For plan years beginning on or after January 1, 2002, the annual compensation of each participant taken into account in determining all benefits provided under the plan for any determination period shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning with or within such calendar year.

Notwithstanding the foregoing, the special tax reform bonus payable in July 2018 will be excluded.

2. Effective January 1, 2019, Section 15.2 “Hardship Withdrawals from Accounts” is hereby amended by deleting it in its entirety and by replacing it with the following:

15.2. Hardship Withdrawals from Accounts. Upon the application of an Active Participant in the event of a financial hardship resulting from the immediate and heavy financial need of such Active Participant, the Committee shall permit the Active Participant to withdraw any or all of the amounts in his 401(k) Account, Roth 401(k) Contribution Account Choices 401(k) Account, qualified nonelective contributions (QNECs), qualified matching contributions (QMACs), or the vested portions of his Regular Employer Contribution Account and Matching Contribution Account, in the form of a lump sum, provided that any amount distributed from such accounts shall not exceed the amount required to meet the immediate financial need created by the hardship (including amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) and not reasonably available from other resources of the Participant. The Committee shall make a determination of financial hardship and the amount required for such distribution in accordance with uniform and nondiscriminatory standards which may be based upon standards set in the Code for 401(k) Account hardship distributions or such other standards as the Committee deems appropriate.

A financial hardship shall include the following:

(a)
expenses for or necessary to obtain medical care that would be deductible under Section 213(d) of the Code (without regard to whether the expenses exceed the applicable adjusted gross income limitation) for the Participant or the Participant's spouse or dependents [as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)];
(b)
costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(c)
the payment of tuition, related educational fees and room and board expenses for the next 12 months of postsecondary education for the Participant or the Participant's Spouse, children or dependents [as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2) and (d)(l)(B)];
(d)
the prevention of the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant's principal residence;
(e)
effective for Plan Years commencing on and after January 1, 2006, payment of burial or funeral expenses for the Participant's deceased parents, spouse, children or dependents [as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)]; and
(f)
effective for Plan Years commencing on and after January 1, 2006, expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds the 10% of adjusted gross income requirement).

Special provisions shall apply to an Angus Participating Employee as set forth in Appendix C.

3. Effective for claims filed after April 1, 2018, Section 21 “Claims Procedure” is hereby amended by deleting it in its entirety and by replacing it with the following:

Section 21. Claims Procedure.

21.1. Filing a Claim for Benefits. A Participant, Beneficiary, alternate payee, or such person's authorized representative (also referred to in this section as "claimant"), or the Employer acting on behalf of such individual, will notify the Committee of a claim for benefits under the Plan. Such request will set forth the basis of such claim and will authorize the Committee to conduct such examinations as may be necessary for the Committee to determine, in its discretion, the validity of the claim and to take such steps as may be necessary to facilitate the payment of benefits to which the claimant may be entitled under the terms of the Plan. Before deciding the claim, the Committee shall review the provisions of the Plan, summary plan description and other relevant plan documents, including similar claims, in order to ensure and verify that the claim is made in accordance with such documents and the decision is applied consistently with regard to similarly situated claimants.

A decision by the Committee on a claim for benefits under the Plan (other than a claim for disability benefits pursuant to Section 12 of the Plan) will be made within a reasonable period of time and not later than 90 days after the Committee's receipt of such claim, unless special circumstances require an extension of the time for deciding the claim; in which case, a decision will be rendered as soon as reasonably possible, but not later than 180 days after the initial receipt of the claim for benefits. The claimant will be notified of the extension prior to the expiration of the 90-day period described in this paragraph. Such notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision.

A decision by the Committee on a claim for disability retirement pursuant to Section 12 of the Plan shall be made promptly and not later than 45 days after the Committee's receipt of the claim, unless the Committee determines that an extension of time of 30 days is necessary due to matters beyond the control of the Plan, and notifies the claimant prior to the expiration of the 45-day period of the circumstances requiring the extension of time and the date a decision will be made. If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first 30-day extension period and notifies the claimant of the circumstances requiring the need for an additional extension, the determination may be extended for an additional 30 days after the expiration of the first 30-day extension. The notice to the claimant of the first or second 30-day extension shall explain the standards on which entitlement of a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve such issues. To the extent that the Committee requests an extension due to the failure of the claimant to submit information necessary to decide a claim, the period for making the benefit determination described in this paragraph shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. The claimant shall be afforded at least 45 days within which to provide the specified information.

21.2. Denial of Claim. Whenever a claim for benefits by any Participant or Beneficiary has been denied by the Committee or its designee, in whole or in part, a written notice prepared in a manner calculated to be understood by the Participant or Beneficiary will be provided setting forth:

(a)
the specific reasons for the denial;
(b)
the specific reference to the pertinent Plan provisions on which the denial is based;
(c)
a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)
an explanation of the Plan's claim review procedure, the time limits applicable to such procedure, and a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

Additionally, in accordance with the Employee Benefits Security Administration Regulation Section 2560.503-1, in the case of an adverse determination of a claim for disability benefits, the written notice provided to the claimant shall also be provided in a culturally and linguistically appropriate manner and shall:

(e)
if the denial is based on medical necessity or experimental treatment, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical condition (or state that such information will be provided free of charge upon request);

(f)
a discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) any evidence the claimant submitted regarding the views of health care professionals who provided treatment to the claimant and/or vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s claim, without regard to whether the advice was relied upon in making the determination, or (iii) any Social Security Administration disability determination that the claimant submitted;

(g)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the determination (or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist); and

(h)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

21.3. Remedies Available to Participants or Beneficiaries. Upon denial of his claim by the Committee, a Participant or Beneficiary:

(a)
may, upon written application, request a review by the Committee;
(b)
may review pertinent Plan documents; and
(c)
may submit issues and comments in writing to the Committee.

The claimant will have 60 days (180 days in the case of a claim for disability benefits) after receipt of the notification of a denial of his claim to request a review of such denied claim.

The named fiduciary will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. A decision by a named fiduciary will be made within a reasonable period of time and not later than 60 days (45 days in the case of a claim for disability benefits) after the named fiduciary's receipt of a request for review, unless special circumstances require an extension of the time for processing. In the case of such extension, a decision will be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim for disability benefits) after receipt of a request for review. The claimant will be notified of the extension prior to the expiration of the 45- or 60-day period described in this paragraph. Such notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the named fiduciary expects to render a decision.

The decision on review by a named fiduciary will be in writing and will include:

(d)
specific reasons for the decision, written in a manner calculated to be understood by the claimant;

(e)
specific references to the pertinent Plan provisions on which the decision is based;
(f)
a statement that the claimant is entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records, or other information relevant to the determination;
(g)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about these procedures;
(h)
a statement of the claimant's right to bring an action under Section 502(a) of ERISA, and a statement describing any contractual limitations period that applies to the claimant’s right to bring an action. Under the Plan, any action brought by a claimant under Section 502(a) of ERISA is required to be brought within one year of the date the decision on review was received by the claimant.

Additionally, in the case of a final adverse benefit determination for disability benefits, the named fiduciary’s decision shall be provided in a culturally and linguistically appropriate manner and shall contain the information required under the Employee Benefits Security Administration Regulation Section 2560.503-1 and the Plan’s claims procedures including:

(i)
if the denial is based on medical necessity or experiential treatment, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical condition (or state that such information will be provided free of charge upon request);
(j)
a discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) any evidence the claimant submitted regarding the views of health care professionals who provided treatment to the claimant and/or vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s claim, without regard to whether the advice was relied upon in making the determination, or (iii) any Social Security Administration disability determination that the claimant submitted; and
(k)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the determination (or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist).

The review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the initial benefit determination nor a subordinate of such person and no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim. If the advice of a medical or vocational expert was obtained by the named fiduciary in connection with the denial of the claim, the claimant will be provided with the names of each expert, regardless of whether the advice was relied upon. If the named fiduciary considers any evidence or rationale that was not considered as part of the initial claim, the reviewer will provide the claimant with that evidence and/or rationale at no cost and will give the claimant an opportunity to respond before making a determination.

IN WITNESS WHEREOF, the undersigned has executed this amendment as Plan sponsor for the benefit of its eligible employees and the eligible employees of all participating companies, effective as of July 1, 2018, or as otherwise set forth above.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Print Name: Dale T. Brinkman Title: Vice President - Secretary

Date: June 29, 2018

30376879 V.3